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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               INTERSYSTEMS, INC.

      The undersigned, being the President of InterSystems, Inc., a corporation organized and existing under and by virtue of the Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

FIRST: That the name of the Corporation is INTERSYSTEMS, INC.

SECOND: That the Certificate of Incorporation of the Corporation is hereby amended to effect a change in the corporate name pursuant to Section 242(a)(1) of the Delaware Corporation Law as follows:

Paragraph FIRST of the Certificate of Incorporation is hereby amended as follows:

      "FIRST: THE NAME OF THE CORPORATION IS EQUIFIN, INC."

THIRD: That this amendment to the certificate of incorporation of InterSystems, Inc. was authorized by the Corporation's board of directors at a meeting duly held and by the vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon at a duly called meeting of stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, the undersigned has executed and signed this certificate this __ day of November 2001 and affirm the same to be true under penalties of perjury.


                                         ---------------------------------------
                                         Walter M. Craig, Jr., President